As filed with the Securities and Exchange Commission on April 23, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

REGIONS FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	63-0589368
(State or jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1900 Fifth Avenue North Birmingham, Alabama	35203
(Address of Principal Executive Offices)	(Zip Code)

Regions Financial Corporation 2015 Long Term Incentive Plan

(Full title of the plan)

Fournier J. Gale, III

Senior Executive Vice President, General Counsel and Corporate Secretary

Regions Financial Corporation

1900 Fifth Avenue North

Birmingham, Alabama 35203

(Name and address of agent for service)

(800) 734-4667

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Calculation of Registration Fee

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Common Stock, par value $0.01	60,000,000	$9.615	$576,900,000	$67,036

(1)	This Registration Statement on Form S-8 registers an aggregate of 60,000,000 shares of common stock of Regions Financial Corporation (the “Registrant”) that are available for issuance pursuant to the Regions Financial Corporation 2015 Long Term Incentive Plan. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover an indeterminate number of additional shares that may become issuable as a result of stock splits, stock dividends or similar transactions pursuant to the anti-dilution provisions of the Plan.
(2)	Pursuant to Rule 457(c), the registration fee is calculated based upon the average of the high and low price of Common Stock of Regions Financial Corporation (“Regions”) on April 17, 2015.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information

Item 2.	Registrant Information and Employee Plan Annual Information

The documents containing the information specified in Part I of Form S-8 have been or will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (the “SEC”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The SEC allows Regions to incorporate by reference the information that Regions discloses in its filings with the SEC. Incorporation by reference means that Regions can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that Regions files with the SEC will automatically update and supersede this information. The following documents previously filed by Regions with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

Current Reports on Form 8-K filed on February 12, 2015 (reporting items 5.02, 5.03, and 9.01), February 12, 2015 (reporting items 8.01 and 9.01), and February 27, 2015 (reporting item 8.01 and 9.01) (other than the portions of those documents not deemed to be filed).

The description of Regions’ Common Stock contained in Registration Statement on Form S-4 (File No. 333-135732) under the heading “Description of Regions Capital Stock,” including any subsequent amendment or any report filed for the purpose of updating that description.

Any document filed by Regions pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all the securities offered hereby have been sold or that deregisters all the securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such document. Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers

Regions’ certificate of incorporation provides that Regions shall indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law (the “DGCL”).

In addition, Regions’ certificate of incorporation provides that no director shall be personally liable to the Registrant or its stockholders for monetary damages arising out of a breach of fiduciary duty, except for:

•	any breach of the director’s duty of loyalty to Regions or its stockholders,

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

•	breaches under Section 174 of the DGCL, or

•	any transaction from which the director derived an improper personal benefit.

Section 145 of the DGCL provides that, subject to certain limitations in the case of suits brought by a corporation and derivative suits brought by a corporation’s stockholders in its name, a corporation may indemnify any person who is made a party to any suit or proceeding by reason of the fact that the person is or was a director, officer, employee or agent of the corporation against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement reasonably incurred by him in connection with the action, through, among other things, a majority vote of the directors who were not parties to the suit or proceeding, if the person (1) acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and (2) in a criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 145(b) of the DGCL provides that no such indemnification of directors, officers, employees or agents may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

3.1	Amended and Restated Certificate of Incorporation incorporated by reference to Exhibit 3.1 to Form 10-Q Quarterly Report filed by Registrant on August 6, 2012.

3.2	By-laws as amended and restated, incorporated by reference to Exhibit 3.2 to Form 8-K Current Report filed by Registrant on February 12, 2015.

4.1	Regions Financial Corporation 2015 Long Term Incentive Plan, incorporated by reference to Appendix B to Registrant’s definitive proxy statement filed on March 10, 2015.

5.1	Opinion of Adams and Reese LLP.*

23.1	Consent of Ernst & Young LLP.*

23.2	Consent of Adams and Reese LLP (included in Exhibit 5.1 hereto).*

24.1	Power of Attorney. *

*	Filed herewith

Item 9.	Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the Registration Statement is on Form S–8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on a Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama, on April 23, 2015.

REGIONS FINANCIAL CORPORATION

By:	/s/ O. B. Grayson Hall, Jr.
O. B. Grayson Hall, Jr.
Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ O. B. Grayson Hall, Jr. O. B. Grayson Hall, Jr.	Chairman, President, Chief Executive Officer and Director (Principal Executive Officer)	April 23, 2015

/s/ David J. Turner, Jr. David J. Turner, Jr.	Senior Executive Vice President and Chief Financial Officer (Principal Financial Officer)	April 23, 2015

/s/ Hardie B. Kimbrough, Jr. Hardie B. Kimbrough, Jr.	Executive Vice President and Controller (Principal Accounting Officer)	April 23, 2015

*	Director	April 23, 2015
George W. Bryan

*	Director	April 23, 2015
Carolyn H. Byrd

*	Director	April 23, 2015
David J. Cooper, Sr.

*	Director	April 23, 2015
Don DeFosset

*	Director	April 23, 2015
Eric C. Fast

*	Director	April 23, 2015
John D. Johns

*	Director	April 23, 2015
Ruth Ann Marshall

*	Director	April 23, 2015
Susan W. Matlock

*	Director	April 23, 2015
John E. Maupin, Jr.

*	Director	April 23, 2015
Charles D. McCrary

*	Director	April 23, 2015
Lee J. Styslinger III

*	Fournier J. Gale, III, by signing his name hereto, does sign this document on behalf of each of the persons indicated above pursuant to powers of attorney executed by such persons and filed with the Securities and Exchange Commission.

By:	/s/ Fournier J. Gale, III
Fournier J. Gale, III
Attorney in Fact